Monaker Group, Inc. S-3

Exhibit 5.1

August 20, 2018

Monaker Group, Inc.

2893 Executive Park Drive, Suite 201

Weston, Florida 33331

Re:	Form S-3 Resale Registration Statement File No. 333-

Ladies and Gentlemen:

We have acted as counsel to Monaker Group, Inc., a Nevada corporation (the “Company”), in connection with the filing, with the Securities and Exchange Commission (the “Commission”), by the Company, of a Registration Statement on Form S-3 (the “Registration Statement”) (File No. 333-            ) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale from time to time by the selling stockholders identified in the prospectus constituting a part of the Registration Statement of up to 465,069 shares of common stock, par value $0.00001 per share of the Company (the “Common Stock”), representing, (a) 265,300 outstanding shares of Common Stock, held by the selling stockholders named in the Registration Statement, which we refer to as the “Shares”; and (b) 199,769 shares of common stock that are issuable in connection with the exercise of outstanding warrants to purchase 199,769 shares of common stock at a current exercise price of $5.09 per share (the “Warrants”), held by the selling stockholders named in the Registration Statement, which we refer to as the “Warrant Shares”, as described in greater detail in the Registration Statement to which this opinion has been filed as an exhibit. This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Company’s Articles of Incorporation, as amended to date, (ii) the Company’s Bylaws, as amended and restated to date, (iii) the Registration Statement and the exhibits thereto, (iv) certain resolutions adopted by the Board of Directors of the Company, (v) the July 31, 2017, Common Stock and Warrant Purchase Agreement entered into with certain accredited investors, pursuant to which the Company agreed to sell to the investors the Shares and certain of the Warrants; (vi) the July 31, 2017, Placement Agency Agreement, by and between the Company and Northland Securities, Inc., pursuant to which the Company agreed to sell certain of the Warrants; (vii) the warrant agreements evidencing the Warrants (collectively, the “Warrant Agreements”); (viii) the minutes and applicable agreements relating to the sale, issuance and grant, of the Shares, Warrants and Warrant Shares; and (ix) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. We have also reviewed such matters of law as we considered necessary or appropriate as a basis for the opinion expressed below.

 As to various questions of fact material to the opinions expressed below, we have, without independent third party verification of their accuracy, relied in part, and to the extent we deemed reasonably necessary or appropriate, upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company, including the Registration Statement and, to the extent that we deemed such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

With your permission, we have made and relied upon the following assumptions, without any independent investigation or inquiry by us, and our opinion expressed below is subject to, and limited and qualified by the effect of, such assumptions: (1) all corporate records furnished to us by the Company are accurate and complete; (2) the Registration Statement to be filed by the Company with the Commission will be identical to the form of the document that we have reviewed; (3) all statements as to factual matters that are contained in the Registration Statement (including the exhibits to the Registration Statement) are accurate and complete; (4) the Company will at all times remain duly organized, validly existing, and in good standing under the laws of the State of Nevada; (5) the Company will at all times reserve a sufficient number of shares of its unissued Common Stock as is necessary to provide for the issuance of the Warrant Shares; and (6) in connection with each issuance of any Warrant Shares, the Company will duly execute and deliver a stock certificate evidencing the Warrant Shares or, with respect to any Warrant Shares issued on an uncertificated basis, the Company will comply with applicable laws regarding the documentation of uncertificated securities.

We have also assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, and (vi) that all information contained in all documents reviewed by us is true, correct and complete.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations, and exceptions set forth stated herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that (1) the Shares are validly issued, fully paid and non-assessable; and (2) the Warrant Shares, when issued upon exercise of the Warrants, in accordance and pursuant to the terms and conditions of the Warrant Agreements (including, without limitation, the payment of the exercise price for the Warrant Shares), will be validly issued, fully paid and non-assessable.

This opinion is expressly limited in scope to the Shares and Warrant Shares enumerated herein which are to be expressly covered by the referenced Registration Statement. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement, other than as expressly stated above with respect to the Shares and Warrant Shares.

We express no opinion as to the laws of any state or jurisdiction other than the laws governing corporations of the State of Nevada and the federal laws of the United States of America. No opinion is expressed herein with respect to the qualification of the Shares and Warrant Shares under the securities or blue sky laws of any state or any foreign jurisdiction. We have made such examination of Nevada law as we have deemed relevant for purposes of this opinion. We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision.

This opinion (i) is rendered in connection with the filing of the Registration Statement, (ii) is rendered as of the date hereof, and we undertake no, and hereby disclaim any kind of, obligation to advise you of any change or any new developments that might affect any matters or opinions set forth herein, and (iii) is limited to the matters stated herein and no opinions may be inferred or implied beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of our name under the heading “Legal Matters” in the prospectus constituting a part of such Registration Statement. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ The Loev Law Firm, PC
The Loev Law Firm, PC